Exhibit 10.1
TRI POINTE HOMES, INC.
2022 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
PRE-TAX EARNINGS PERFORMANCE MEASUREMENT
(EXECUTIVE FORM)
Tri Pointe Homes, Inc., a Delaware corporation (the “Company”), hereby grants to [NAME] (the “Holder”) as of [DATE] (the “Grant Date”), pursuant to the terms and conditions of the Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan (the “Plan”), an award of performance-based restricted stock units (the “Award” and the restricted stock units granted pursuant to this Agreement, the “Award Units”) with respect to a maximum of [###] shares (with [###] shares referred to as the “Target Award”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), upon and subject to the restrictions, terms, and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms used in this Agreement and not defined herein or set forth in Attachment A have the respective meanings given to them in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company, or by approving this Agreement by electronic means in a manner that has been approved by the Company.
2.Rights as a Stockholder. Each Award Unit shall represent the Holder’s right to receive one share of the Company’s Common Stock if and to the extent that such Award Unit becomes vested pursuant to the terms and conditions of this Agreement and the Plan. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), then the number of Award Units and shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional Award Units and shares shall be subject to the same restrictions, vesting conditions, and payment terms set forth herein as the Award Units and shares to which they relate.
3.Performance Period and Vesting.
3.1.Performance-Based Vesting Conditions. The Award granted pursuant to this Agreement shall constitute a Performance Award (as defined in the Plan). Except as otherwise provided in this Section 3, if and to the extent that all or a portion of the Award (as determined in accordance with the provisions of Attachment B) shall vest on the Vesting Date as a result of the Company satisfying the Performance Measures set forth in Attachment B to this Agreement over the Performance Period, the Holder shall become vested in the Award Units, or the applicable portion thereof, if any, on the Vesting Date, provided that the Holder does not incur a Separation from Service before the Vesting Date. As used herein, (i) the term “Performance Period” shall mean the three-year period beginning on [DATE] and ending on [DATE] and (ii) the term “Vesting Date” shall mean [DATE]. If the Performance Period is shortened pursuant to Section 3.2 as a result of a Change in Control, appropriate adjustments to the performance targets, performance periods, and the determination of actual performance shall be made by the Committee in order to carry out the intent of this Agreement.
3.2.Change in Control and Acceleration. In the event a Change in Control occurs after the first day of the Performance Period but prior to the end of the Performance Period, the Performance Period shall terminate on the closing date of the Change in Control and the following provisions shall apply:
3.2.1.If (a) the closing of the Change in Control occurs on or before the 12-month anniversary of the first day of the Performance Period, (b) the Holder does not incur a Separation from Service before the date of the closing of the Change in Control, and (c) the Award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control, the Target Award shall vest as of the date of the closing of the Change in Control.

3.2.2.If (a) the closing of the Change in Control occurs on or before the 12-month anniversary of the first day of the Performance Period and (b) the Award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control, or is otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control, the Target Award may become vested in accordance with the provisions of the last sentence of this Section 3.2.2. If (i) the Holder remains in service with the Company or its successor-in-interest or an affiliate thereof through the Vesting Date, the Target Award shall become fully vested effective as of the Vesting Date or (ii) if the Holder suffers a Qualifying Termination before the Vesting Date, the Target Award shall become vested upon the later of the effective date of such Qualifying Termination and the closing of the Change in Control.
3.2.3.If (a) the closing of the Change in Control occurs after the 12-month anniversary of the first day of the Performance Period, (b) the Holder does not incur a Separation from Service before the date of the closing of the Change in Control, and (c) the Award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control, the Award shall vest as of the date of the closing of the Change in Control, but only with respect to a number of Award Units equal to the Change in Control Units.
3.2.4.If (a) the closing of the Change in Control transaction occurs after the 12-month anniversary of the first day of the Performance Period and (b) the Award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control, or is otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction, the Award Units may become vested in accordance with the provisions of the last sentence of this Section 3.2.4, but only with respect to a number of Award Units equal to the Change in Control Units. If (i) the Holder remains in service with the Company or its successor-in-interest or an affiliate thereof through the Vesting Date, such Change in Control Units shall become fully effective as of the Vesting Date or (ii) if the Holder suffers a Qualifying Termination before the Vesting Date and the Holder remains in service with the Company or its successor-in-interest or an affiliate thereof through the date of such Qualifying Termination, the Change in Control Units shall become vested upon the later of the effective date of such Qualifying Termination and the closing of the Change in Control.
3.2.5.The portion of the Award Units that do not vest in the event of a Change in Control pursuant to Sections 3.2.1, 3.2.2, 3.2.3, or 3.2.4 (i.e., the total number of Award Units less the number of Award Units that become vested pursuant to Sections 3.2.1, 3.2.2, 3.2.3, and 3.2.4) shall be cancelled and forfeited by the Holder for no consideration on the date of the Change in Control.
3.3.Separation from Service; Failure to Satisfy Performance Measures.
3.3.1.Except as otherwise provided in the Plan and this Agreement, if the Holder incurs a Separation from Service before the Vesting Date for any reason, then the entire Award shall be immediately forfeited by the Holder for no consideration and cancelled, effective as of the date of the Holder’s Separation from Service.
3.3.2.If the Holder does not incur a Separation from Service before the Vesting Date, any Award Units in which the Holder does not become vested pursuant to the Performance Measures set forth in Attachment B shall be immediately forfeited by the Holder for no consideration and cancelled, effective as of the last day of the Performance Period.
3.4.Acceleration on Death or Disability; Retirement.
3.4.1Death or Disability. Notwithstanding the provisions of Section 3.3.1 of this Agreement, if the Holder incurs a Separation from Service prior to the Vesting Date by reason of death or Disability, then the Performance Period shall terminate and 100% of the Target Award will immediately become vested.
3.4.2Retirement. Notwithstanding the provisions of Section 3.3.1 of this Agreement, if the Holder incurs a Separation from Service prior to the Vesting Date by reason of Retirement, (A) the proportion of the Award Units vesting under this provision shall be equal to the number of days in the Performance Period that elapsed before the Separation from Service divided by the total number of days in the Performance Period, provided that a minimum of 365 days of vesting (but in no event more than 100%) shall be allotted to the Holder, and (B) the amount of the Award Units vesting under this provision shall be based on actual achievement of the Performance Measures for the Award measured at the end of the Performance Period; provided, however, that if, after providing a Retirement Notice but before the end of the Performance Period, the Holder incurs a Separation from Service due to death or Disability, the Award shall be treated as provided in Section 3.4.1 of this Agreement.

4.Delivery of Certificates. Subject to Section 6, as soon as practicable after the vesting of Award Units, in whole or in part, but in no event later than March 15 of the calendar year immediately following the year in which Award Units become vested, the Company shall (i) deliver or cause to be delivered one or more certificates issued in the Holder’s name (or such other name as is acceptable to the Company and designated in writing by the Holder), or (ii) issue in book entry form registered in the name of the Holder (or such other name as is acceptable to the Company and designated in writing by the Holder) a written or electronic notice or statement representing the number of vested shares represented by such vested Award Units. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.
5.Transfer Restrictions and Investment Representation.
5.1.Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, a trust or entity established by the Holder for estate planning purposes, or a charitable organization designated by the Holder or pursuant to a qualified domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence, the Award and the Award Units may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of the Award or the Award Units in violation of this Agreement or the Plan, the Award and the Award Units and all rights hereunder shall immediately become null and void.
5.2.Investment Representation. The Holder hereby represents and covenants that (a) any share of Common Stock acquired upon the vesting of the Award Units will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Common Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
5.3.Additional Restrictions. If the Holder is, or becomes, a person subject to any policy of the Company providing for recoupment of performance-based compensation in the event of a restatement of the Company’s financial results, then Holder agrees the Award and the Award Units (and any shares of Common Stock issued with respect thereto) will be subject to such recoupment policy. The Company may impose, and Holder agrees to be bound by, such restrictions, conditions, or limitations as the Company determines appropriate as to the timing and manner of any resales or other transfers of any Award Units (and any shares of Common Stock issued with respect thereto) as to which transferability restrictions have lapsed as provided under this Agreement, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Holder and others following a public offering of the Company’s securities, (c) stock ownership or holding requirements, and (d) the required use of a specified brokerage firm for such resales or other transfers.
6.Additional Terms and Conditions of Award.
6.1.Withholding Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock upon the vesting of the Award Units, payment by the Holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award (the “Required Tax Payments”). The Holder may satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold up to the maximum required number of shares of Common Stock which would otherwise be delivered or an amount of cash which would otherwise be payable to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, or (4) any combination of (1), (2), and (3). To the extent applicable, the Holder may satisfy his or her withholding obligation only with shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
6.2.Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding, and conclusive.
6.3.Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration, or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval, or other action.
6.4.Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of this Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by or service to the Company, any Subsidiary, or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary, or any affiliate of the Company to terminate the employment or service of any person at any time.
6.5.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.
6.6.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors, and assigns.
6.7.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Tri Pointe Homes, Inc., Attn: General Counsel, 19540 Jamboree Road, Suite 300, Irvine, California 92612, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails, or (d) by express courier service. The notice, request, or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request, or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.8.Governing Law. This Agreement, the Award, and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.9.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including without limitation, Section 4.2 relating to terms of Performance Awards, and shall be interpreted in accordance therewith. To the extent of any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
6.10.Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
6.11.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.12.Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement.
6.13.Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
6.14.Section 409A. This Agreement will be interpreted in accordance with Section 409A of the Code, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and will not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, the Holder agrees that the Holder (or the Holder’s estate or permitted beneficiary(ies)) will be solely responsible for the satisfaction of all taxes, interest, and penalties that may be imposed on the Holder or for the Holder’s account in connection with this Award (including, without limitation, any taxes, interest, and penalties under Section 409A), and neither the Company nor its Affiliates will have any obligation to reimburse, indemnify, or otherwise hold the Holder (or the Holder’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest, or penalties.
6.15.Clawback. The Award Units shall be subject to the Company’s Executive Recoupment Policy and any Company clawback or similar policy and any Applicable Law related to such actions. The Holder’s acceptance of this Award shall be deemed to constitute the Holder’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of the Executive Recoupment Policy and any other applicable Company clawback or similar policy that may apply to the Holder, whether adopted before or after the Grant Date, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Holder’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

[Signature page follows.]

TRI POINTE HOMES, INC.,
a Delaware corporation

By:
Name:
Its:
Accepted on: __________________________
_____________________________________
[NAME]

Attachment A
DEFINITIONS
For purpose of this Agreement, the following terms shall have the meanings set forth below:
“Adjusted Pre-Tax Earnings” means the income from continuing operations before taxes of the Company, as reported in the Company’s consolidated financial statements for the relevant periods, adjusted to exclude the impact of consolidated annual bonus expense, land-related charges and impairments, debt refinancing or extinguishment, changes in applicable accounting standards, net income attributed to non-controlling interests, and any unusual or nonrecurring events affecting the Company or its financial statements that the Committee deems appropriate in its sole discretion.
“Beginning Average Market Value” means, with respect to the Company, or a company in the Company’s Peer Group, the average Stock Price for each of the trading days in the 30-calendar day period ending on and including the first day of the Performance Period.
“Cause” shall be defined as that term is defined in the Holder’s offer letter, employment agreement, change in control agreement, or other similar agreement; or if there is no such definition, “Cause” means, as determined by the Company in its sole discretion, any of the following: (i) the Holder’s breach of any agreement with the Company or any Subsidiary; (ii) the Holder’s failure or refusal to satisfactorily perform the duties reasonably required of him or her as an employee of the Company or any Subsidiary; (iii) the Holder’s commission of any act of fraud, embezzlement, dishonesty, or insubordination; (iv) the Holder’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary; (v) the Holder’s breach of a policy of the Company or any Subsidiary or the rules of any governmental or regulatory body applicable to the Company or any Subsidiary; or (vi) any other misconduct by the Holder that has, or could have, an adverse impact on the business, reputation, or affairs of the Company or any Subsidiary. A Separation from Service for Cause shall be deemed to include a determination by the Company after the Holder’s Separation from Service that circumstances existing before the Separation from Service would have entitled the Company or a Subsidiary to have terminated the Holder’s service for Cause. All rights that the Holder has or may have under this Agreement or the Plan shall be suspended automatically during the pendency of any investigation by the Company, or during any negotiations between the Company and the Holder, regarding any actual or alleged act or omission by the Holder of the type described in this definition of Cause.

“Change in Control Units” in the event a Change in Control is consummated during the Performance Period but before the Vesting Date, Change in Control Units means the total number of Award Units that would have vested and become payable, determined as set forth in Attachment B, based on the Company’s actual performance relative to such metrics set forth on Attachment B (i) for Cumulative Pre-Tax Earnings, through the end of the Company’s last fiscal quarter ending before the closing date of the Change in Control as if the last day of such quarter were the last day of the Performance Period and (ii) for TSR Percentile, through the closing date of the Change in Control as if the closing date of the Change in Control were the last day of the Performance Period. For purposes of this paragraph, the Cumulative Pre-Tax Earnings Plan shall be reduced proportionally to the number of quarters completed from the first day of the Performance Period through the end of the Company’s last fiscal quarter ending before the closing date of the Change in Control.
“Cumulative Pre-Tax Earnings” means the sum of the Adjusted Pre-Tax Earnings over the Performance Period for each period in which Adjusted Pre-Tax Earnings is measured pursuant to the above definition of Adjusted Pre-Tax Earnings.
“Cumulative Pre-Tax Earnings Plan” means $[__].
“Disability” shall be defined as that term is defined in the Holder’s offer letter, employment agreement, change in control agreement, or other similar agreement; or if there is no such definition, “Disability” means the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or has lasted or can be expected to last for a continuous period of 180 days or more, as determined by an independent physician selected with the approval of the Company or any Subsidiary and the Holder.

“Ending Average Market Value” means, with respect to the Company, or a company in the Company’s Peer Group, the average Stock Price for each of the trading days in the 30-calendar day period ending on and including the last day of the Performance Period.

“Good Reason” shall be defined as that term is defined in the Holder’s offer letter, employment agreement, change in control agreement, or other similar agreement; or if there is no such definition, “Good Reason” shall mean any of the following are undertaken without the Holder’s prior written consent: (a) a material diminution in the Holder’s title, authority, duties, or responsibilities that substantially reduces the nature or character of the Holder’s position with the Company (or the highest parent entity if the Company has one or more parent entities); (b) a reduction by the Company of the Holder’s base salary as in effect immediately prior to such reduction; (c) a material reduction by the Company of the Holder’s target annual bonus as in effect immediately prior to such reduction; (d) relocation of the Holder’s principal office (defined as a relocation of the Holder’s principal office to a location that increases the Holder’s one-way commute by more than 50 miles), provided, that, for the avoidance of doubt, reasonable required travel by the Holder on the Company’s business shall not constitute a relocation; (e) a change in the Holder’s title following a Change in Control such that the Holder does not serve as [TITLE] of the surviving entity’s highest parent entity; or (f) any material breach by the Company of any provision of this Agreement. Notwithstanding the foregoing, the Holder’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (A) the Holder provides written notice thereof to the Company within 30 days after the first occurrence of such event; (B) to the extent correctable, the Company fails to remedy such circumstance or event within 30 days following the Company’s receipt of such written notice; and (C) the effective date of the Holder’s resignation for “Good Reason” is not later than 90 days after the initial existence of the circumstances constituting Good Reason.
“Performance Measures” means the Performance Measures set forth on Attachment B to this Agreement.
“Qualifying Termination” means (a) a Separation from Service of the Holder that occurs within 3 months prior to or within 24 months following a Change in Control, by reason of the Holder’s dismissal or discharge by the Company (or its successor-in-interest) without Cause or by the Holder for Good Reason, or (b) a Retirement after a Change in Control where the Holder provided a Retirement Notice in accordance with the Plan prior to the Change in Control.
“Retirement” means the Holder’s voluntary Separation from Service without Cause at or after the time the Holder has (i) attained age 60 and (ii) worked for the Company or its Subsidiaries for at least five years, provided that each of the following conditions must also be satisfied in order for the Holder’s Separation from Service to constitute a Retirement:
(i)    The Holder must provide the Company with written notice of his or her intent to retire on a form provided by the Company electing Retirement treatment under this Award (a “Retirement Notice”) at least 180 days prior to the Holder’s anticipated date of Retirement date, as stated in the Retirement Notice. During this period, the Holder shall remain an at-will employee and must remain in good standing and continue to meet all applicable performance standards, as determined by the Company.

(ii) The Holder must execute a separation agreement and general release in a form acceptable to the Company.

(iii) The Holder’s length of service with the Company and its Subsidiaries shall be determined by the Company.

“Stock Price” means closing price per share of the Common Stock (or of the common stock of such other company, as applicable) as reported by the New York Stock Exchange (or, if the Common Stock, or the common stock of a company in the Company’s Peer Group, is not then listed on the New York Stock Exchange, the principal national stock exchange or other trading market on which the Common Stock or such common stock is traded).
“Total Stockholder Return” or “TSR” with respect to the Company or a company in the Company’s Peer Group, as applicable, means the quotient determined pursuant to the following:
X = The Ending Average Market Value.
Y = All cash dividends for the Performance Period, assuming same day reinvestment into Common Stock (or common stock of the applicable member of the Peer Group) on the applicable ex-dividend date.
Z = The Beginning Average Market Value.
TSR shall be equitably adjusted to reflect stock dividends, stock splits, reverse stock splits, recapitalizations, spin-offs, and other corporate changes having similar effect.
“TSR Percentile” means the percentile rank of the TSR for the Company during the Performance Period relative to the TSR for the [__] companies listed on Attachment C (the “Peer Group”) during the Performance Period; provided, however, that for purposes of measuring the TSR Percentile, the Committee shall have the right to make adjustments to the Peer Group based on developments that occur during the Performance Period, such as removing from the Peer Group, retroactively to the beginning of the Performance Period, any company no longer existing as an independent entity or which has announced it is being acquired.

Attachment B
PERFORMANCE MEASURES
Cumulative Pre-Tax Earnings Performance Table

Performance Level	Cumulative Pre-Tax Earnings	Pre-Tax Earnings Performance Rating
Maximum	[__]% of Cumulative Pre-Tax Earnings Plan and above	[__]%
Target	[__]% of Cumulative Pre-Tax Earnings Plan	[__]%
Threshold	[__]% of Cumulative Pre-Tax Earnings Plan	[__]%
Below Threshold	Below [__]% of Cumulative Pre-Tax Earnings Plan	[__]%

Relative TSR Performance Table

TSR Percentile on Vesting Date	TSR Adjustment Factor
Top Quartile	x [__]%
Second Quartile and Third Quartile	No modification
Bottom Quartile	x [__]%

The percentage of the Award that is eligible to vest if the Cumulative Pre-Tax Earnings for the Performance Period is between the “Threshold” and “Target” or “Target” and “Maximum” performance levels, as applicable, shall be determined by straight line interpolation.
The Committee shall determine the number of Award Units that shall vest by the following formula: (A) the Target Award x Pre-Tax Earnings Performance Rating, multiplied by (B) the TSR Adjustment Factor (if any), rounded down to the nearest whole share.

Attachment C
PEER GROUP
Company Name
[__]